KRAMER LEVIN NAFTALIS & FRANKEL LLP
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                                  May 30, 2000

The Victory Portfolios
3435 Stelzer Road
Columbus, Ohio  43219

               Re: The Victory Portfolios - Post-Effective Amendment No. 60 to Registration Statement on Form N-1A
                      --------------------------------------------------

Ladies and Gentlemen:

           We have acted as counsel for The Victory Portfolios, a Delaware business trust (the "Trust"), in connection with certain matters relating to the creation of the Trust and the issuance and offering of its Shares. Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Instrument of the Trust dated as of March 27, 2000 (the "Governing Instrument"). You have asked our opinion concerning certain matters relating to the issuance of Class A and Class G shares of the Nasdaq-100 Index(R) Fund (the "Nasdaq-100 Fund").

           In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on December 21, 1995 (the "Certificate"); the Governing Instrument; the Trust Instrument of the Trust dated December 6, 1995, as amended on February 19, 1997 and October 23, 1997; the Bylaws of the Trust; certain resolutions of the Trustees of the Trust including resolutions dated December 6, 1995 relating to the organization of the Trust and resolutions dated May 23, 2000 relating to, among other things, the establishment of the Nasdaq-100 Fund and Class A and Class G Shares thereof and the authorization to issue Shares of such Classes (such resolutions, together with the Governing Instrument and the Bylaws of the Trust are herein referred to as the "Governing Documents"); Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of The Victory Portfolios, a Massachusetts business trust and the predecessor to the Trust (the "Predecessor Trust"), by which the Trust adopted such Registration Statement and the Predecessor Trust's Notification of Registration and Registration Statement under the Investment Company Act of 1940, as filed with the Securities and Exchange Commission on December 28, 1995; a Certificate of Secretary of the Trust dated as of May 30, 2000 certifying as to the Governing Instrument and the due adoption of the resolutions referenced above; and a certification of good standing of the Trust obtained as of a recent date from the State Office.

The Victory Portfolion
May 30, 2000
Page 2




           In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. As to various questions of fact mentioned in our opinion, we have relied upon representations and certificates of officers and other representations of the Trust, public officials and others.

           We are members of the Bar of the State of New York and are not experts on, and we do not express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States. As to matters involving Delaware law, with your permission, we have relied solely upon an opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Trust, a copy of which is attached hereto, concerning the organization of the Trust and the authorization and issuance of the Shares, and our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference as though fully set forth herein.

           Based on and subject to the foregoing, it is our opinion that:

           1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware. The Nasdaq-100 Fund is a validly existing Series of the Trust and Class A and Class G of the Nasdaq-100 Fund are validly existing Classes of the Trust.

           2. Class A and Class G Shares of the Nasdaq-100 Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

           This opinion is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or statements of fact which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

           Notwithstanding the previous paragraph, we consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 60 to the Trust's Registration Statement. Notwithstanding this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                               /s/    Kramer Levin Naftalis & Frankel